Exhibit 99.1
News Release

Tesco Corporation Reports Third Quarter 2016 Results

•	Liquidity of $90 million and no debt at the end of the third quarter

•	Reported U.S. GAAP diluted EPS was a loss of $(0.48) on a net loss of $22.1 million and adjusted EPS was a loss of $(0.37) on an adjusted net loss of $17.3 million, after $0.11 in charges

•	Adjusted EBITDA loss was $9.1 million for the third quarter, compared to a loss of $7.5 million for the second quarter

•	First offshore catwalk system delivered during the quarter

•	Automated Rig Controls technology gets commercialized with six systems in the field with positive feedback

HOUSTON, November 4, 2016 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported third quarter 2016 financial and operating results.

Third Quarter Operating Results

Fernando Assing, Tesco's Chief Executive Officer, commented, "With global energy markets signaling the formation of an oilfield services activity bottom late in 2016, we are well positioned competitively and have a liquidity position that will allow us to take advantage of opportunities to start growing our business and deploying our new technologies."

Tesco reported revenue of $30.4 million for the third quarter ended September 30, 2016, down from $33.6 million, or 10%, in the second quarter of 2016, and down from $61.4 million, or 50%, for the third quarter of 2015. The sequential decline in revenue was primarily from expected lower new product sales.

Tesco reported a U.S. GAAP net loss of $22.1 million, or $(0.48) per share, for the third quarter ended September 30, 2016. Our adjusted net loss for the quarter was $17.3 million, or $(0.37) per share, excluding special items, consisting primarily of several charges related to inventory and restructuring costs. This compares to a U.S. GAAP net loss of $18.9 million, or $(0.47) per diluted share, in the second quarter of 2016, and a U.S. GAAP net loss of $19.9 million, or $(0.51) per diluted share, for the third quarter of 2015. Adjusted net loss in the second quarter of 2016 was $15.8 million, or $(0.39) per diluted share, and in the third quarter of 2015 was $12.5 million, or $(0.32) per diluted share.

Adjusted EBITDA loss was $9.1 million for the third quarter compared to adjusted EBITDA loss of $7.5 million in the second quarter of 2016 on a 10% revenue decline. For the third quarter of 2016, U.S. GAAP operating loss was $21.9 million and adjusted operating loss was $17.4 million, which excludes the impact of $4.5 million of charges. This compares to the second quarter 2016 U.S. GAAP operating loss of $19.2 million and adjusted operating loss of $16.0 million, which excludes $3.2 million of charges.

Cash and cash equivalents as of September 30, 2016 decreased from the second quarter by $7.3 million to $90.1 million primarily due to restructuring payments of $0.8 million, $3 million of certain international receivables not collected until October and the cash collateralization of $2 million of letters of credit due to the non-renewal of the credit facility. During the quarter, Tesco elected not to proceed with a credit facility replacement as the costs and restrictions were not proportional to the borrowing availability.

Free cash flow was a use of cash of $5.7 million before approximately $0.8 million of restructuring payments. The sequential decline was primarily caused by the $3 million in collection delays, higher capital spending of over $1 million and lower used equipment sales of over $1 million. However, inventory declined by approximately $5 million, excluding reserves, from product sales and improved supply chain management.

Products Segment

•	Revenue for Q3 2016 was $17.0 million, a $4 million, or 17%, decrease from Q2 2016 and an $11.8 million, or 41%, decrease from Q3 2015.

•
Product sales for Q3 2016 included three top drive units (3 new and 0 used), compared to six units (3 new and 3 used) sold in Q2 2016 and five units (5 new and 0 used) sold in Q3 2015. During the third quarter, the carrying value of inventory associated with new hydraulic top drives was determined to be above current market prices due to availability of used equipment in the market.

•	There were 118 top drives in our rental fleet at the end of the third quarter with a utilization of 21%. While the rental fleet remained flat, utilization improved from 15% in the prior quarter.

•
U.S. GAAP operating loss before adjustments in the Products segment for Q3 2016 was $7.4 million, or (44)% of sales, a $4.7 million, or 174%, a decrease from Q2 2016. Third quarter operating loss and operating margin after adjustments were $3.8 million and (22)%, respectively, with sequential decremental margins of 39%. This sequential decline in profitability was due to lower sales and a less profitable mix of product sales.

•
At September 30, 2016, top drive backlog was nine units, with a total potential value of $7.8 million, compared to nine units at June 30, 2016, with a potential value of $8.5 million. This compares to a backlog of 20 units at September 30, 2015, with a potential value of $20.0 million. Today, our top drive backlog stands at 12 units with a potential value of $11.5 million.

Tubular Services Segment

•
Revenue for Q3 2016 was $13.4 million, a $0.4 million, or 3%, increase from Q2 2016 and a $19.2 million, or 59%, decrease from Q3 2015. This sequential increase was driven primarily by higher sales of accessories and used CDS equipment that offset weakness in offshore markets. While activity in U.S. land increased during the quarter, unsustainable pricing by smaller competitors continued but is slowly leading to attrition.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment for Q3 2016 was $8.0 million, a $1.3 million improvement from Q2 2016. Third quarter operating loss and operating margin after adjustments were $7.2 million and (54)%, respectively. This slight sequential decrease was primarily due to the lower mix of offshore revenue and ramp-up costs for reactivating U.S. land crews for expected fourth quarter activity.

Other Segments and Expenses

•
Research and engineering U.S. GAAP costs for Q3 2016 were $1.2 million, compared to $1.4 million in Q2 2016 and $2.1 million in Q3 2015. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and other U.S. GAAP costs for Q3 2016 were $5.3 million, a $0.5 million, or 9%, decrease from Q2 2016 and a $0.9 million, or 15%, decrease from Q3 2015. On an adjusted basis, the Q3 2016 costs decreased by $0.5 million and $0.6 million from Q2 2016 and Q3 2015, respectively.

•	Net foreign exchange losses for Q3 2016 were $0.4 million, compared to $0.0 million in Q2 2016 and $2.0 million in Q3 2015.

•	The effective tax rate for Q3 2016 was a 2% benefit compared to a 1% benefit in Q2 2016 and an 11% expense in Q3 2015.

•	Total capital expenditures were $2.6 million in Q3 2016, primarily for tubular services equipment, a $1.5 million increase from Q2 2016 and a $0.5 million, or 24%, increase from Q3 2015.

Outlook

While U.S. rig count is expected to continue to increase in the fourth quarter of 2016, weakness in international markets and pricing pressure in most markets is expected to continue. We do not expect any pricing improvement in the near-term given the excess service capacity in the market.

Products revenue is expected to be flat to slightly down sequentially as rental utilization in certain markets is expected to decline and the mix of new products has a lower average selling price. Aftermarket Sales and Services revenue is expected to increase slightly following recent increases in quoting activity. Products adjusted operating loss is expected to be flat to slightly improved sequentially as higher-margin product sales and aftermarket activity offset lower rental utilization.

Tubular Services revenue is expected to increase slightly sequentially from increased U.S. land activity and market share gains. Offshore activity is expected to run at levels similar to the third quarter. Adjusted operating loss is expected to be flat sequentially as improved profitability in U.S. land is offset by lower profits from accessory and used CDS sales.

Sequential Corporate and R&E expenses are expected to decrease slightly in the fourth quarter. Depreciation expense in the fourth quarter should remain flat sequentially.

As a result of these factors, adjusted EBITDA loss is expected to slightly improve sequentially in the fourth quarter. We also expect cash usage to decline but at a reduced pace compared with the third quarter as collections improve.

"During the third quarter we completed key short-term restructuring activities. We continue to look for cost optimization opportunities and to evaluate the effectiveness of our global footprint, with further actions identified for implementation before the end of 2016,” Mr. Assing said. “We made progress on our initiatives and investments to add volume and improve our operating efficiencies. These initiatives are aligned with our long-term strategy and will focus on reduced costs, service offering integration and drilling performance, that deliver operational and well improvements and clear cost advantages.”

“Within Products, we made progress on our new pipe-handling technologies for both newbuilds and rig upgrades. During the quarter we completed in-house testing of the Pipe Drive System and expect the first field trials to begin in the fourth quarter. We shipped our first offshore catwalk and are seeing increased demand for high-end automated land catwalks in the Middle East, especially for rentals. We also commercialized our first generation automated rig-control software ("ARC") that provides advanced drilling functionalities through the top drive. We have six ARC contracts primarily in North America with growing customer interest in international markets.”

“In Tubular Services, we were pleased with the pace of CDS Evolution conversion in our targeted trial U.S. markets, with revenue doubling sequentially to almost one third of the total in those markets. We are performing field trials of the new multi-plug launcher, which will round out our cementing accessories portfolio. By incorporating cementing accessories with our CDS Evolution offering, the value proposition for the customer and quality of the cementing job is greatly enhanced and costs significantly reduced. The combined offering should allow us to continue to increase the conversion adoption rate next year while gaining market share and improving profitability even as prices remain under pressure. Offshore, we have developed several new customer relationships, an indication Tesco is increasingly considered a clear alternative to the two dominant players in the market.”

“Finally, as we commercialize the R&E projects developed over the last few years, we will continue to invest in drilling performance innovation in 2017. Our focus will be on shorter development time rig mechanization products and rig controls that provide clear economic benefits to our customers.”

“Looking ahead, we see signs that our markets are beginning to bottom. North America rig count has been steadily improving and international rig count in our key markets has started to stabilize. However, it is likely pricing will remain challenged until excess capacity is reduced and some pricing power returns. As a result, we continue to plan for a lower-for-longer market environment while we begin to make investments to gain market share and scale to leverage the eventual recovery," Mr. Assing concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter 2016 on August 9 at 9:00 a.m. Central Time. To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until August 23. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13641567#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investors section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; restrictions under our credit facility that that may limit our ability to finance future operations or capital needs and could accelerate our debt payments; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2015 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)
Revenue	$30.4	$61.4	$99.5	$227.5
Operating expenses
Cost of sales and services	44.3	65.7	134.9	225.7
Selling, general and administrative	6.8	9.3	20.7	29.9
Long-lived asset impairments	—	—	35.5	—
Research and engineering	1.2	2.1	4.3	7.0
	52.3	77.1	195.4	262.6
Operating loss	(21.9)	(15.7)	(95.9)	(35.1)
Interest expense (income), net	0.2	0.2	0.4	0.7
Foreign exchange loss	0.4	2.0	1.5	6.5
Other expense (income)	0.2	0.1	0.3	(0.2)
Loss before income taxes	(22.7)	(18.0)	(98.1)	(42.1)
Income tax provision (benefit)	(0.6)	1.9	(0.3)	13.5
Net loss	$(22.1)	$(19.9)	$(97.8)	$(55.6)
Loss per share:
Basic	$(0.48)	$(0.51)	$(2.33)	$(1.43)
Diluted	$(0.48)	$(0.51)	$(2.33)	$(1.43)
Dividends per share:
Basic	$—	$0.05	$—	$0.15
Weighted average number of shares:
Basic	46.4	39.0	42.0	39.0
Diluted	46.4	39.0	42.0	39.0

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$90.1	$51.5
Accounts receivable trade, net	38.9	64.3
Inventories, net	80.5	95.5
Other current assets	22.5	25.2
Total current assets	232.0	236.5
Property, plant and equipment, net	125.6	177.7
Other assets	4.5	7.5
Total assets	$362.1	$421.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	11.8	14.3
Accrued and other current liabilities	18.4	27.2
Income taxes payable	1.1	1.4
Total current liabilities	31.3	42.9
Other liabilities	1.7	2.2
Deferred income taxes	1.1	1.6
Shareholders' equity	328.0	375.0
Total liabilities and shareholders’ equity	$362.1	$421.7

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Nine Months Ended September 30,
	2016	2015
	(Unaudited)
Operating Activities
Net loss	$(97.8)	$(55.6)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	22.5	29.1
Stock compensation expense	3.2	3
Bad debt expense	0.5	0.1
Deferred income taxes	0.2	8.9
Amortization of financial items	0.4	0.2
Loss on sale of operating assets	(0.6)	(0.7)
Long-lived asset impairments	35.5	—
Changes in the fair value of contingent earn-out obligations	(0.1)	(0.6)
Changes in operating assets and liabilities:
Accounts receivable trade, net	24.8	52.8
Inventories, net	14.9	0.7
Prepaid and other current assets	3.2	2.8
Accounts payable and accrued liabilities	(12.7)	(29.3)
Income taxes recoverable	0.6	(9.8)
Other non-current assets and liabilities, net	(0.2)	(1.8)
Net cash used in operating activities	(5.6)	(0.2)
Investing Activities
Additions to property, plant and equipment	(4.5)	(12.3)
Proceeds on sale of operating assets	2.9	0.8
Other, net	0.2	1.8
Net cash used in investing activities	(1.4)	(9.7)
Financing Activities
Proceeds from exercise of stock options	—	—
Dividend distribution	—	(5.8)
Proceeds from stock issuance	47.9	—
Stock issuance costs	(0.3)	—
Restricted cash used as collateral for outstanding letters of credit	(2.0)	—
Net cash provided by (used in) financing activities	45.6	(5.8)
Change in cash and cash equivalents	38.6	(15.7)
Cash and cash equivalents, beginning of period	51.5	72.5
Cash and cash equivalents, end of period	$90.1	$56.8
Supplemental cash flow information
Cash payments for interest	$0.4	$0.4
Cash payments for income taxes, net of refunds	1.4	17.4
Property, plant and equipment accrued in accounts payable	2.3	1.9

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30, 2016
	2016	2015	2016	2016	2015
Segment revenue	(Unaudited)		(Unaudited)	(Unaudited)
Products
Sales	$4.4	$5.4	$8.4	$17.0	$36.9
Rental services	7.1	14.0	5.9	19.6	51.7
After-market sales and service	5.5	9.4	6.3	17.5	31.6
	17.0	28.8	20.6	54.1	120.2
Tubular Services
Land	7.7	21.0	7.8	26.4	75.1
Offshore	4.1	7.4	4.4	15.9	26.0
CDS, Parts & Accessories	1.6	4.2	0.8	3.1	6.2
	13.4	32.6	13.0	45.4	107.3

Consolidated revenue	$30.4	$61.4	$33.6	$99.5	$227.5

Segment operating income (loss):
Products	$(7.4)	$(3.9)	$(2.7)	$(49.3)	$(2.2)
Tubular Services	(8.0)	(3.5)	(9.3)	(23.3)	(4.3)
Research and Engineering	(1.2)	(2.1)	(1.4)	(4.3)	(7.0)
Corporate and Other	(5.3)	(6.2)	(5.8)	(19.0)	(21.6)
Operating loss	$(21.9)	$(15.7)	$(19.2)	$(95.9)	$(35.1)

U.S. GAAP consolidated net loss	$(22.1)	$(19.9)	$(18.9)	$(97.8)	$(55.6)
U.S. GAAP loss per share (diluted)	$(0.48)	$(0.51)	$(0.47)	$(2.33)	$(1.43)

Adjusted EBITDA(a) (as defined)	$(9.1)	$(0.9)	$(7.5)	$(24.3)	$10.4
________________________

(a)	See explanation of Non-GAAP measure below.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$(22.1)	$(19.9)	$(18.9)	$(97.8)	$(55.6)
Income tax expense (benefit)	(0.6)	1.9	(0.2)	(0.3)	13.5
Depreciation and amortization	7.3	9.4	7.2	22.5	29.1
Interest expense	0.2	0.3	0.2	0.9	0.8
Stock compensation expense-non-cash	1.1	0.9	1.0	3.2	3.0
Severance & restructuring charges	1.0	1.7	2.9	6.9	7.3
Bad debt from certain accounts	0.3	—	—	0.6	0.4
Foreign exchange loss	0.3	2.0	—	1.5	6.5
Asset sale reserves	(0.5)	—	(0.7)	(3.5)	—
Warranty & legal reserves	0.7	—	0.7	1.4	1.3
Inventory reserves	3.1	2.8	0.2	4.4	2.8
Long-lived asset impairments	—	—	—	35.5	—
Credit facility costs	0.1	—	0.1	0.4	—
Financial revision costs	—	—	—	—	1.3
Adjusted EBITDA	$(9.1)	$(0.9)	$(7.5)	$(24.3)	$10.4

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to Tesco before interest expense, income tax expense (benefit), depreciation and amortization, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions. except earnings per share data)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$(22.1)	$(19.9)	$(18.9)	$(97.8)	$(55.6)
Severance & restructuring charges	1.0	1.7	2.6	6.6	5.7
Bad debt on certain accounts	0.3	—	—	0.6	0.3
Certain foreign exchange losses	0.2	1.8	0.2	1.5	4.9
Asset sale reserves	(0.5)	—	(0.7)	(3.5)	—
Warranty & legal reserves	0.7	—	0.7	1.4	1.0
Inventory reserves	2.9	2.8	0.2	4.2	2.8
Long-lived asset impairments	—	—	—	35.5	—
Credit facility costs	0.2	—	0.1	0.5	—
Financial revision costs	—	—	—	—	0.8
Certain tax-related charges	—	1.1	—	—	16.4
Adjusted net loss	$(17.3)	$(12.5)	$(15.8)	$(51.0)	$(23.7)

Diluted loss per share under U.S. GAAP	$(0.48)	$(0.51)	$(0.47)	$(2.33)	$(1.43)
Severance & restructuring charges	0.02	0.04	0.07	0.16	0.15
Bad debt on certain accounts	0.01	—	—	0.01	0.01
Certain foreign exchange losses	—	0.05	—	0.04	0.13
Asset sale reserves	(0.01)	—	(0.01)	(0.08)	—
Warranty & legal reserves	0.02	—	0.02	0.03	0.03
Inventory reserves	0.07	0.07	—	0.11	0.07
Long-lived asset impairments	—	—	—	0.84	—
Credit facility costs	—	—	—	0.01	—
Financial revision costs	—	—	—	—	0.02
Certain tax-related charges	—	0.03	—	—	0.42
Adjusted diluted loss per share	$(0.37)	$(0.32)	$(0.39)	$(1.21)	$(0.60)

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended September 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(7.4)	$(8.0)	$(1.2)	$(5.3)	$(21.9)
Severance & restructuring charges	—	0.8	—	—	0.8
Bad debt on certain accounts	0.3	—	—	—	0.3
Warranty & legal reserves	0.7	—	—	—	0.7
Asset sale reserves	(0.4)	(0.1)	—	—	(0.5)
Inventory reserves	3.0	0.1	—	—	3.1
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(3.8)	$(7.2)	$(1.2)	$(5.2)	$(17.4)

	Three Months Ended September 30, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(3.9)	$(3.5)	$(2.1)	$(6.2)	$(15.7)
Severance & restructuring charges	0.8	0.5	—	0.4	1.7
Inventory reserves	2.2	0.6	—	—	2.8
Adjusted operating loss	$(0.9)	$(2.4)	$(2.1)	$(5.8)	$(11.2)

	Three Months Ended June 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(2.7)	$(9.3)	$(1.4)	$(5.8)	$(19.2)
Severance & restructuring charges	0.8	2.0	0.1	—	2.9
Warranty & legal reserves	—	0.7	—	—	0.7
Asset sale reserves	(0.6)	(0.1)	—	—	(0.7)
Inventory reserves	0.1	0.1	—	—	0.2
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(2.4)	$(6.6)	$(1.3)	$(5.7)	$(16.0)

	Nine Months Ended September 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(49.3)	$(23.3)	$(4.3)	$(19.0)	$(95.9)
Severance & restructuring charges	1.4	5.1	—	0.2	6.7
Bad debt on certain accounts	0.6	—	—	—	0.6
Warranty & legal reserves	0.7	0.7	—	—	1.4
Asset sale reserves	(1.2)	(2.3)	—	—	(3.5)
Inventory reserves	4.0	0.4	—	—	4.4
Long-lived asset impairments	33.6	—	—	1.9	35.5
Credit facility costs	—	—	—	0.2	0.2
Adjusted operating loss	$(10.2)	$(19.4)	$(4.3)	$(16.7)	$(50.6)

	Nine Months Ended September 30, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(2.2)	$(4.3)	$(7.0)	$(21.6)	$(35.1)
Severance & restructuring charges	4.0	2.5	—	0.8	7.3
Bad debt on certain accounts	0.4	—	—	—	0.4
Warranty & legal reserves	1.3	—	—	—	1.3
Inventory reserves	2.2	0.6	—	—	2.8
Financial revision costs	—	—	—	1.3	1.3
Adjusted operating income (loss)	$5.7	$(1.2)	$(7.0)	$(19.5)	$(22.0)

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to Tesco excluding the impact of severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4)
 (in millions)

	Three Months Ended September 30, 2016	Three Months Ended June 30, 2016	Nine Months Ended September 30, 2016
Net cash used in operating activities	$(4.3)	$(3.4)	$(5.6)
Capital expenditures	(2.5)	(1.1)	(4.5)
Proceeds on asset sales	0.3	1.5	2.9
Free cash flow	(6.5)	(3)	(7.2)
Severance & restructuring payments	(0.8)	(2.9)	(7.4)
Adjusted free cash flow	$(5.7)	$(0.1)	$0.2

Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.